Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

Inland Real Estate Corporation (Investors/Analysts):	Inland Communications, Inc. (Media):
Trista Hertz, Director of Investor Relations	Rick Fox, Media Relations Coordinator
(630) 218-7364	(630) 218-8000 x4896
hertz@inlandrealestate.com	rfox@inlandgroup.com

INLAND REAL ESTATE CORPORATION

ANNOUNCES ACQUISITION OF DEER TRACE II

OAK BROOK, Ill. (September 7, 2004) – Inland Real Estate Corporation (NYSE: IRC) announced today the acquisition of Deer Trace II, a 24,410 square-foot multi-tenant retail center located in Kohler, Wisconsin, for an aggregate purchase price of approximately $4.6 million.

Deer Trace II has physical occupancy of approximately 89.7% and economic occupancy of 100%, due to a master lease arrangement with the developer/seller. Its tenants include Pier 1 Imports, Maurices, U.S. Cellular, Great Clips and Badger Optical.  Deer Trace II is the third phase of Deer Trace Shopping Center, which is anchored by company-owned Home Depot and Target stores.  In July 2002, Inland Real Estate Corporation acquired the second phase of Deer Trace Shopping Center, a 105,000 square-foot multi-tenant retail center anchored by Elder-Beerman, T.J. Maxx, Famous Footwear and others.

“We consider Deer Trace Shopping Center to be a strong asset in our portfolio,” said Bill Anderson, vice president of acquisitions for Inland Real Estate Corporation.  “With the acquisition of Deer Trace II, the Company now owns a majority of the gross leasable square feet at the Center.”

Bill Anderson and attorney Bruce Goodman of Grobart & Levick, LLC, Deerfield, Illinois, represented Inland Real Estate Corporation in the acquisition.  The seller of Deer Trace II, KP3, LLC, was represented by Peter Borzak of Pinetree Commercial Realty, Lake Bluff, Illinois, and attorney Teresa Campbell of Stahl, Cowen, Crowley, LLC, Chicago.

Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust that currently owns and manages 139 neighborhood, community and single-tenant retail centers located in the midwestern United States.  Additional information on Inland Real Estate Corporation is available on the internet at http://www.inlandrealestate.com.

This press release may contain forward-looking statements.  Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe”, “expect”, “anticipate”, “intend”, “estimate”, “may”, “will”, “should” and “could.”  The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a more complete discussion of these risks and uncertainties, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.  Inland Real Estate Corporation disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.